Exhibit 4.3

Description of Terms of Non-Listed Options (Warrants)

The Options have the following terms:

(a)
Each Option entitles the holder to one Share.
(b)
The Options may be exercised at any time prior to 5.00pm AEDT on the date that is three (3) years after the date of issue of the Options (Expiry Date).
(c)
The exercise price of the Options is AUD$ 0.24 each (Exercise Price).
(d)
The Options will be unlisted.
(e)
The Options are transferable, subject at all times to the requirements of the Corporations Act, the ASX Listing Rules and any other applicable law or regulation.
(f)
The Options may be exercised in whole or in part before the Expiry Date by:
(i)
notice in writing to the Company specifying the number of Options being exercised (Notice of Exercise); and
(ii)
(A) payment of the Exercise Price for each Option being exercised in Australian currency by electronic funds transfer or other means of payment acceptable to the Company; or (B) via the Net Issue Exercise process described in Section (p) below.
(g)
A Notice of Exercise is only effective on and from the later of the date of receipt of the Notice of Exercise and the date of receipt of the payment of the Exercise Price (or the issue of Shares through the Net Issue Exercise process) for each Option being exercised in cleared funds (Exercise Date).
(h)
As soon as practicable after the Exercise Date, the Company will: issue the number of Shares required under these terms in respect of the number of Options specified in the Notice of Exercise and for which cleared funds have been received by the Company (or the number of Shares required as a result of the Net Issue Exercise process).
(i)
All Shares issued upon the exercise of the Options will rank equally in all respects with the Company's then issued Shares.
(j)
The Company will not apply for quotation of the Options on ASX. However, the Company will apply to ASX for quotation of all Shares issued pursuant to the exercise of the Options.
(k)
In the event of a bonus issue or a Deeply Discounted Issue, the number of Shares over which the Option is exercisable will be increased by the number of Shares which the Option holder would have received if the Option had been exercised before the record date for the bonus issue or the Deeply Discounted Issue.
(l)
In the event of any reorganisation of the capital of the Company (including consolidation, subdivisions, reduction or return) the rights of an Option holder will be changed in a manner consistent with the Corporations Act and to extent necessary to comply with the ASX Listing Rules applying to a reorganisation of the capital at the time of the reorganisation.
(m)
Holders of Options have no voting rights until the Options are exercised and Shares issued on exercise of those Options.
(n)
There will be no change to the applicable Exercise Price of an Option or the number of Shares over which an Option is exercisable in the event of the Company making a pro rata issue of Shares or other securities to the holders of Shares (other than for a bonus issue in Section (k) or a Deeply Discounted Issue).

Exhibit 4.3

(o)
(a) Subject to paragraph (b), there are no participating rights or entitlements inherent in the Options and an Option holder will not be entitled to participate in new issues of capital offered to the Company’s shareholders during the term of the Option without exercising the Options and unless Shares have been allotted in respect of the Options before the record date for determining entitlements to the issue. The Company will ensure that for purposes of determining entitlements to any such issue, the record date will be at least 3 business days after the issue is announced. This will give the holder of the Options the opportunity to exercise the Options prior to the date for determining entitlements to participate in any such issue.
(b)
For the purposes of paragraph (a), ‘new issues of capital offered to the Company’s shareholders during the term of the Option' means a new issue with a minimum issue price of the new shares that is no less than 75% of the trading price (i.e. a maximum 25% discount, based on the previous 15-day volume weighted average price). An issue at a greater discount than this is referred to in these terms as a Deeply Discounted Issue.
(p)
Net Issue Exercise. In lieu of exercising the Options in the manner provided above in Section (f), the holder may elect to receive Shares equal to the value of the Options (or the portion thereof being exercised) by surrender of the Option to the Company together with notice of such election on a purchase/exercise form provided by the Company, duly executed by or on behalf of the holder, in which event the Company will issue to holder a number of Shares computed using the following formula:

X = Y (A - B)

A

Where X = The number of Shares to be issued to the holder.

Y = The number of Shares purchasable under the Option (at the date of such calculation).

A = The fair market value of one Share (at the date of such calculation).

B = The Exercise Price (as adjusted to the date of such calculation).

For the purpose of this Section (p), the fair market value of one Share on the date of calculation will mean:

(i)
where the Company is admitted to the official list of the ASX, the fair market value per share shall be equal to the average of the closing price of the Company’s Shares quoted on the ASX, for the ten (10) trading day period ending five (5) trading days prior to the date of determination of fair market value;
(ii)
if the exercise is in connection with an initial public offering of the Company’s Shares, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, the fair market value of Shares shall be the initial “Price to Public” per share of the Company’s common stock specified in the final prospectus with respect to the offering multiplied by the number of shares of the Company’s common stock into which a share of common stock is then convertible;
(iii)
if the exercise is in connection with an offer for the Shares made by a third party on arm’s length commercial terms, which is accepted by shareholders owning more than 50.1% of the Shares on issue, then the fair market value of Shares shall be the price per Share accepted by those shareholders; or
(iv)
if paragraphs (i), (ii) or (iii) are not applicable, the fair market value shall be at the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for Shares sold by the Company, from authorised but unissued shares, as determined in good faith by the Board.